Exhibit 12.1

American Assets Trust, Inc.
Calculation of Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	For the Year Ended December 31,

	2016	2015	2014	2013	2012
Calculations of Earnings:
Add:
Pre-tax income (loss) from continuing operations before adjustments for equity investees	46,203	54,210	31,605	23,239	14,965
Fixed charges (including discontinued operations)	55,713	62,801	64,397	62,809	61,213
Distributed income of equity investees	—	—	—	—	—
Subtract:
Interest capitalized	1,551	7,569	5,490	2,113	752
Total earnings	100,365	109,442	90,512	83,935	75,426
Fixed charges:
Interest expenses and capitalized	55,038	62,398	63,946	62,246	60,547
Interest portion of rent expense	676	403	451	563	666
Total fixed charges	55,714	62,801	64,397	62,809	61,213
Ratio of earnings to fixed charges	1.8	1.7	1.4	1.3	1.2

Exhibit 12.1

American Assets Trust, L.P.
Calculation of Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	For the Year Ended December 31,

	2016	2015	2014	2013	2012
Calculations of Earnings:
Add:
Pre-tax income (loss) from continuing operations before adjustments for equity investees	46,203	54,210	31,605	23,239	14,965
Fixed charges (including discontinued operations)	55,713	62,801	64,397	62,809	61,213
Distributed income of equity investees	—	—	—	—	—
Subtract:
Interest capitalized	1,551	7,569	5,490	2,113	752
Total earnings	100,365	109,442	90,512	83,935	75,426
Fixed charges:
Interest expenses and capitalized	55,038	62,398	63,946	62,246	60,547
Interest portion of rent expense	676	403	451	563	666
Total fixed charges	55,714	62,801	64,397	62,809	61,213
Ratio of earnings to fixed charges	1.8	1.7	1.4	1.3	1.2